UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report                     June 17, 2004


         Date of earliest event reported    June 15, 2004


                                THE BEARD COMPANY
             (Exact name of registrant as specified in its charter)

          Oklahoma                       0-12396                73-0970298
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
incorporation or organization)                            Identification Number)


Enterprise Plaza
5600 N. May Avenue
Suite 320
Oklahoma City, Oklahoma                                        73112
(Address of principal executive offices)                     (Zip Code)

                                       N/A

          (Former name or former address, if changed since last report)

                                THE BEARD COMPANY

                                    FORM 8-K


Item 9.  Regulation FD Disclosure

Annual Stockholders Meeting

Formal Business. At the Company's Annual Stockholders Meeting held June 15 in Oklahoma City the stockholders approved the following: (1) Amendments to the Company's Certificate of Incorporation to (i) increase the number of shares of authorized common stock from 7,500,000 to 15,000,000 and (ii) facilitate a two-for-one stock split of the Company's common stock; (2) the election of Harlon E. Martin, Jr. and Herb Mee, Jr. to serve as directors for three-year terms expiring in 2007; and (3) adoption of The Beard Company 2003-2 Deferred Stock Compensation Plan. The stock split and the amendment to the Company's Certificate of Incorporation will not be effective until the date the amendment is filed with the Secretary of State of the State of Oklahoma. The Company's Board of Directors has the sole discretion to either implement or abandon the stock split and amendment, and in either case a press release will be issued indicating its decision.

W. M. Beard, Chairman and CEO, then gave a report on operations:

Coal. The Company's Coal Segment is currently benefiting from the price increase for natural gas. Natural gas reserves in the U.S. have been declining. The U.S. has only 3%-4% of the world's natural gas reserves versus 25% of world coal reserves. The U.S. is currently using coal for 52% of its power production; the demand for coal is increasing about 1.8% a year. Our coal reclamation activities are concentrated in the Appalachians. Demand for Appalachian coal has increased sharply in recent months with no increase in supply. Our phone has been "ringing off the wall" because we are the only ones that have concentrated on this technology for the last 10 years and believe we are the foremost experts in coal reclamation.

Mr. Beard advised that we have several pond recovery projects we are working on currently, which range from two to five million tons of recoverable coal each. They are all good projects. In addition, we have a service contract that we expect to sign in the next week or two. We will use some of our coal equipment on this project, which should generate a good profit and help close the gap on our negative cash flow. We have another contract that we have been working on for years that is now in the final contract stage. We anticipate having that contract done soon also. "We are very excited about the outlook for coal. The big challenge will be coming up with the money to do the projects because it will cost a lot of money for six or seven plants. We believe we will find a way to do it," Mr. Beard stated.

China. "We have numerous projects in China which we are trying to firm up," Beard continued. However, we have sort of put them on the back burner because of the coal activity. I am confident that we will get a project going there and frankly I consider China just as exciting as coal with probably a greater future. We have been trying to raise money for a standard plant, which costs about $5 million. We have now lowered our sights and have been working on a mini-plant that would act as a demonstration plant to prove that we can do what we have been talking about. We are trying to get the cost on the mini-plant down to $1 million. We think the economics look good and we should be able to get commitments to build the mini-plant some time this year. Once we get the money for the mini-plant it will take about six months to put together. Then when we prove the economics I think we will be able to raise sufficient capital to build a big company in China."

Carbon Dioxide. The Company has interests in the McElmo Dome field and a small interest in Bravo Dome. Production reached 1 billion cubic feet a day at McElmo earlier this year. Production has dropped 30% or so the last couple of months due to a technical problem the operator has been working on. "However, we have been assured the demand is higher than it has ever been and production should be back to the billion a day level after this month for the rest of the year. There has been a small increase in price and a much more significant increase from lowering the pipeline tariff. So we will probably be getting in the range of one-third more net income per month," Beard concluded.

Herb Mee, Jr., President and CFO, then gave a financial report:

Financial Results. He recapped the Company's financial results for 2003 versus 2002, and for the 2004 first quarter versus the comparable 2003 first quarter. He reported that the Company had just completed the sale of $1,200,000 of notes due November 30, 2006, coupled with 4-year warrants to purchase common stock at exercise prices ranging from $0.27 to $0.46 per share. This was an important step for the Company since it provided the working capital to bridge the gap until some of the coal projects we are pursuing start to generate positive cash flow.

Hidden Values. Mr. Mee then pointed out what he believes are hidden values on the Company's balance sheet. The Company now believes that its interests in the McElmo Dome CO2 field have an estimated fair market value (10% discounted present value) of $4,400,000 versus their year-end book value of $329,000. He pointed out that, as required by FASB No. 144, we were required to impair long-lived assets in the Coal Segment in the amount of $1,561,000 in 2002. Because of the tremendous increase in interest for our coal services, we expect to be employing most of these assets, which have been written down to zero, in the near future which will benefit future financial results. The net result, he concluded, is that "we have the most understated balance sheet I've ever seen. If our negative net worth at March 31 were to give effect to these values, we would be looking at an adjusted fair market value of $2,652,000 instead of the negative $2,980,000 on a GAAP basis. And this adjusted value gives no value at all to any settlement or judgment that might result from the Visa lawsuit, which could be zero or who-knows-what."

De Ja Vu. Mee concluded by stating that he was having a feeling of de ja vu. He pointed out the Company's experience with USPCI, Inc. which Bill Beard founded in 1968. "It rocked along for 16 years doing almost nothing until industry conditions changed dramatically in 1984 and it virtually exploded. It grew by leaps and bounds, listed on the Big Board, and got taken over by Union Pacific in 1987-88 for $396 million, with $111 million going to Beard and our stockholders. By comparison, we went in the coal business in 1990, the segment has rocked along for 14 years doing almost nothing, and now industry conditions have dramatically changed. Will the end result be the same? Too soon to tell, but we feel the results could be comparable if we succeed in arranging the necessary financing. We have a lot of work to do---stick around and see what happens," Mee concluded.

                           FORWARD-LOOKING STATEMENTS

Some of the statements made at the Annual Stockholders Meeting included "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statement other than statements of historical facts are forward-looking statements. Although we believe that the expectations reflected in such statements are reasonable, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements as a result of many factors, including but not limited to coal prices, production costs, and recoverable reserves. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed at pages 16-18 of the Company's Form 10-K for the fiscal year ended December 31, 2003.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       THE BEARD COMPANY

                                       /s/ Herb Mee, Jr.
                                       Herb Mee, Jr., President
June 17, 2004